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                                                                     EXHIBIT 5.1





                                 January 8, 2003


RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121

            RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 8, 2003 (the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of your Common Stock (the "SHARES") to be issuable under the 2002 Director Stock Option Plan (the "2002 DIRECTOR STOCK PLAN"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares to be issued under the 2002 Director Stock Plan and pursuant to the agreement related thereto.

It is our opinion that when the issuance of Shares has been duly authorized by appropriate corporate action and when the Shares have been issued and sold in the manner referred to in the 2002 Director Stock Plan and pursuant to the agreements that accompany the 2002 Director Stock Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati, P.C.

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation